Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FIRST QUARTER 2008 RESULTS
__________________________________________________
Net Income up 26%

LINCOLN, Nebraska (May 6, 2008) — National Research Corporation (NASDAQ:NRCI) today announced results for the first quarter ended March 31, 2008.

•	Quarterly revenue increased by 10%
•	Subscription-based revenue up 32%
•	Quarterly net income increased by 26%
•	Quarterly earnings per share of $0.29, up 26%
•	Quarterly net new contracts $1.8 million

        Commenting on the first quarter results, Michael D. Hays, chief executive officer of National Research Corporation, said, “Net income registered strong growth in the quarter, even with modest top-line growth. Our revenue mix is shifting towards our higher margin subscription-based products for which revenue was up 32% quarter-over-quarter.”

        Revenue for the quarter ended March 31, 2008, was $13.5 million, compared to $12.2 million for the same period in 2007, an increase of 10%. Net income for the quarter ended March 31, 2008, was $2.0 million, or $0.29 per basic and diluted share, compared to net income of $1.6 million, or $0.23 per basic and diluted share, in the prior year period.

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.14 (fourteen cents) per share payable June 30, 2008, to shareholders of record as of the close of business on June 6, 2008.

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “The Governance Institute and Healthcare Market Guide both had a great quarter which materially contributed toward expanding our operating income margin to 25% of revenues.”

-MORE-

NRCI Announces First Quarter Results

May 6, 2008

        A listen-only simulcast of National Research Corporation’s year-end conference call will be available online at www.earnings.com on May 7, 2008, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

-MORE-

NRCI Announces First Quarter Results

May 6, 2008

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenue	$13,454	$12,205
Operating expenses:
Direct expenses	5,927	5,448
Selling, general and administrative	3,559	3,400
Depreciation and amortization	666	627

Total operating expenses	10,152	9,475

Operating income	3,302	2,730
Other income (expense):
Interest income	19	14
Interest expense	(44)	(167)
Other, net	(7)	16

Total other income (expense)	(32)	(137)

Income before income taxes	3,270	2,593
Provision for income taxes	1,267	999

Net income	$2,003	$1,594

Net income per share, basic	$0.29	$0.23

Net income per share, diluted	$0.29	$0.23

Weighted average shares outstanding:
Basic	6,818	6,842
Diluted	6,970	6,964

-MORE-

NRCI Announces First Quarter Results

May 6, 2008

NATIONAL RESEARCH CORPORATION
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	March 31, 2008	Dec. 31, 2007
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$1,486	$3,355
Short-term investments	1	99
Accounts receivable, net	9,482	6,379
Income taxes recoverable	--	272
Other current assets	2,615	2,495

Total current assets	13,584	12,600
Net property and equipment	12,231	11,974
Other, net	36,380	37,295

Total Assets	$62,195	$61,869

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,216	$2,492
Deferred revenue	11,904	9,922
Accrued compensation	1,226	1,477
Notes payable	6,266	1,093
Income taxes payable	566	--

Total current liabilities	22,178	14,984
Non-current liabilities	2,648	4,598

Total Liabilities	24,826	19,582

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,902,141 in 2008 and 7,883,289 in 2007;
outstanding 6,682,281 in 2008 and 6,926,442 in 2007	8	8
Additional paid-in capital	24,275	23,508
Retained earnings	31,038	30,004
Accumulated other comprehensive income	765	932
Treasury stock	(18,717)	(12,165)

Total shareholders’ equity	37,369	42,287

Total liabilities and shareholders’ equity	$62,195	$61,869

-END-